Exhibit 99.2

CLEAR CHANNEL INTERNATIONAL B.V.

CONSOLIDATED FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016

FINANCIAL INFORMATION

FINANCIAL STATEMENTS

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31,
(In thousands)	(unaudited)	2016
CURRENT ASSETS
Cash and cash equivalents	$43,638	$64,437
Accounts receivable, net of allowance of $7,286 in 2017 and $7,967 in 2016	259,631	263,125
Prepaid expenses	52,777	38,365
Other current assets	33,978	27,840

Total Current Assets	390,024	393,767
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net	273,621	265,658
INTANGIBLE ASSETS AND GOODWILL
Intangible assets, net	20,565	20,434
Goodwill	181,493	180,851
OTHER ASSETS
Related party notes receivable	232,854	233,149
Other assets	110,424	109,348

Total Assets	$1,208,981	$1,203,207

CURRENT LIABILITIES
Accounts payable	$59,843	$67,516
Accrued expenses	266,992	271,909
Deferred income	60,863	29,816
Current portion of long-term debt	567	558

Total Current Liabilities	388,265	369,799
Long-term debt	222,440	221,991
Related party subordinated notes payable	985,203	963,706
Other long-term liabilities	118,886	117,781
Commitments and contingencies (Note 5)
SHAREHOLDER’S DEFICIT
Noncontrolling interest	549	1,671
Parent Company’s net investment	(938,975)	(913,228)
Accumulated other comprehensive income	432,613	441,487

Total Shareholder’s Deficit	(505,813)	(470,070)

Total Liabilities and Shareholder’s Deficit	$1,208,981	$1,203,207

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2017	2016
Revenue	$223,937	259,401
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	165,386	179,519
Selling, general and administrative expenses (excludes depreciation and amortization)	50,970	61,689
Corporate expenses (excludes depreciation and amortization)	11,582	9,059
Depreciation and amortization	17,173	23,929
Other operating income, net	479	228

Operating loss	(20,695)	(14,567)
Interest expense, net	7,575	9,638
Equity in loss of nonconsolidated affiliates	(875)	(777)
Other expense, net	(728)	(2,952)

Net loss before income taxes	(29,873)	(27,934)
Income tax (benefit) expense	(3,270)	3,466

Consolidated net loss	(26,603)	(31,400)
Less amount attributable to noncontrolling interest	44	1,417

Net loss attributable to the Company	$(26,647)	$(32,817)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(3,658)	1,639
Unrealized holding gain (loss) on marketable securities	7	(5)
Reclassification adjustments	(1,643)	—

Other comprehensive income (loss), net of tax	(5,294)	1,634

Comprehensive loss	(31,941)	(31,183)
Less amount attributable to noncontrolling interest	17	1,345

Comprehensive loss attributable to the Company	$(31,958)	$(32,528)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Consolidated net loss	$(26,603)	$(31,400)
Reconciling items:
Depreciation and amortization	17,173	23,929
Deferred taxes	(59)	687
Provision for doubtful accounts	(65)	459
Amortization of deferred financing charges and note discounts, net	491	432
Share-based compensation	192	1,354
Gain on sale of operating assets	(479)	(228)
Equity in loss of nonconsolidated affiliates	875	777
Noncash capitalized interest expense	7,931	8,796
Other reconciling items, net	1,002	2,496
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	6,501	50,634
Increase in prepaid expenses	(14,948)	(8,320)
Decrease in accrued expenses	(10,901)	(24,120)
Decrease in accounts payable	(6,659)	(11,410)
Increase in deferred income	30,987	14,268
Changes in other operating assets and liabilities	(6,940)	(11,347)

Net cash provided by (used for) operating activities	(1,502)	17,007

Cash flows from investing activities:
Purchases of property, plant and equipment	(20,187)	(19,098)
Proceeds from disposal of assets	1,815	642
Purchases of other operating assets	(1,064)	(216)
Decrease in related party notes receivable, net	296	1,779
Other, net	(235)	(781)

Net cash used for investing activities	(19,375)	(17,674)

Cash flows from financing activities:
Payments on credit facilities	—	(502)
Payments on long-term debt	(141)	—
Net transfers from related parties	(2,992)	(2,062)
Increase (decrease) in related party notes payable	1,865	(549)
Other, net	—	(120)

Net cash used for financing activities	(1,268)	(3,233)
Effect of exchange rate changes on cash	1,346	1,806

Net decrease in cash and cash equivalents	(20,799)	(2,094)
Cash and cash equivalents at beginning of period	64,437	47,869

Cash and cash equivalents at end of period	$43,638	$45,775

Cash paid for interest	—	—
Cash paid for income taxes	4,941	4,429

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(UNAUDITED)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2016	$(413,022)	$32,332	$(380,690)
Consolidated net income (loss)	(32,817)	1,417	(31,400)
Foreign currency translation adjustments	294	1,345	1,639
Unrealized holding loss on marketable securities	(5)	—	(5)
Net transfers from related parties	(2,062)	—	(2,062)
Capitalization of interest on related party subordinated notes payable	(35,454)	—	(35,454)
Other, net	1,354	—	1,354

Balance, March 31, 2016	$(481,712)	$35,094	$(446,618)

(In thousands)	The Company	Non-controlling Interest	Consolidated

Balance, January 1, 2017	$(471,741)	$1,671	$(470,070)
Consolidated net income (loss)	(26,647)	44	(26,603)
Foreign currency translation adjustments	(3,675)	17	(3,658)
Unrealized holding gain on marketable securities	7	—	7
Disposals of non-controlling interests	—	(1,046)	(1,046)
Net transfers from related parties	(2,992)	—	(2,992)
Reclassification adjustments	(1,643)	—	(1,643)
Other, net	329	(137)	192

Balance, March 31, 2017	$(506,362)	$549	$(505,813)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Clear Channel Outdoor Holdings, Inc. (“CCOH” or the “Parent Company”) is an outdoor advertising company, which owns and operates advertising display faces in the United States and internationally. CCOH has two reportable business segments: Americas and International. CCOH’s International segment (“CCI”) operates across 19 countries in Europe and Asia and provides advertising on street furniture and transit displays, billboards, mall displays, Smartbike programs, wallscapes and other displays, which are owned or operated under lease agreements. Clear Channel International B.V. (“CCIBV” or the “Company”) is a subsidiary of the CCI business and consists of CCI operations primarily in Europe and Singapore. These consolidated financial statements represent the consolidated results of operations, financial position and cash flows of CCIBV.

History

On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of CCOH’s Class A common stock was sold. Prior to the IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. On July 30, 2008, iHeartCommunications completed its merger (the “Merger”) with a subsidiary of iHeartMedia, Inc. (“iHeartMedia”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). iHeartCommunications is now owned indirectly by iHeartMedia.

Agreements with iHeartCommunications

There are several agreements which govern the Company’s relationship with CCOH and CCI and the CCOH relationship with iHeartCommunications related to corporate, employee, tax and other services. Certain of these costs, as applicable, are allocated to the Company from CCOH. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the issuance of these consolidated financial statements, no notice of termination of any of these agreements has been received from iHeartCommunications.

Basis of Presentation

These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of CCOH using the historical results of operations and historical bases of assets and liabilities of the Company. Assets and liabilities, revenues and expenses that pertain to the Company have been included in these consolidated financial statements. These consolidated financial statements include the results of operations in the following markets: Belgium, Denmark, Estonia, Finland, France, Holland, Hungary, Ireland, Italy, Latvia, Lithuania, Norway, Poland, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of a company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated.

The Company utilizes the services of CCOH and CCI for certain functions, such as legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resources services, including various employee benefit programs. The cost of these services has been allocated to the Company and included in these consolidated financial statements. The Company’s management considers these allocations to have been made on a reasonable basis. A complete discussion of the relationship with CCOH, including a description of the costs that have been allocated to the Company, is included in Note 6, Related Party Transactions to the consolidated financial statements.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The consolidated financial statements included herein may not be indicative of the financial position, results of operations or cash flows had CCIBV operated as a separate entity during the periods presented or for future periods. As these consolidated financial statements present a portion of the businesses of CCOH, the net assets of CCIBV have been presented as CCOH’s net investment in CCIBV. CCOH’s investment in CCIBV includes the accumulated deficit of CCIBV net of cash transfers related to cash management functions performed by CCOH.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING PRONOUNCEMENTS

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company expects to utilize the full retrospective method. The Company has substantially completed its evaluation of the potential changes from adopting the new standard on its future financial reporting and disclosures which included reviews of contractual terms for all of the Company’s significant revenue streams and the development of an implementation plan. The Company continues to execute on its implementation plan, including detailed policy drafting and training of segment personnel. Based on its evaluation, the Company does not expect material changes to its 2016 or 2017 consolidated revenues, operating income or balance sheets as a result of the implementation of this standard.

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard which was issued in the third quarter of 2015. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the second quarter of 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718). This update changes the accounting for certain aspects of share-based payments to employees. Income tax effects of share-based payment awards will be recognized in the income statement with the vesting or settlement of the awards and the record keeping for additional paid-in capital pools will no longer be necessary. Additionally, companies can make a policy election to either estimate forfeitures or recognize them as they occur. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2016. The Company adopted this standard in the first quarter of 2017. The retrospective adoption of this guidance did not result in material changes to the Company’s consolidated financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

During the first quarter of 2017, the FASB issued ASU 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This update requires bifurcation of the net benefit cost, with the service cost component being presented with other employee compensation costs in operating income and the other components being reported separately outside of operations. The standard is effective for annual and any interim periods beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at March 31, 2017 and December 31, 2016, respectively:

	March 31,	December 31,
(In thousands)	2017	2016
Land, buildings and improvements	$44,118	$43,121
Structures	510,369	494,436
Furniture and other equipment	82,979	79,428
Construction in progress	35,371	34,846

	672,837	651,831
Less: accumulated depreciation	399,216	386,173

Property, plant and equipment, net	$273,621	$265,658

Total depreciation expense related to property, plant and equipment for the three months ended March 31, 2017 and 2016 was $15.9 million and $20.4 million, respectively.

Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets at March 31, 2017 and December 31, 2016, respectively:

	March 31, 2017		December 31, 2016
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and contractual rights	$216,216	$(195,907)	$212,201	$(192,034)
Other	927	(671)	905	(638)

Total	$217,143	$(196,578)	$213,106	$(192,672)

Total amortization expense related to definite-lived intangible assets for the three months ended March 31, 2017 and 2016 was $1.3 million and $3.6 million, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2018	2,652
2019	1,515
2020	1,376
2021	1,021
2022	1,021

Goodwill

The following table presents the changes in the carrying amount of the Company’s goodwill:

(In thousands)
Balance as of December 31, 2015	$223,893
Impairment	(7,274)
Dispositions	(30,718)
Foreign currency	(5,050)

Balance as of December 31, 2016	$180,851
Dispositions	(1,817)
Foreign currency	2,459

Balance as of March 31, 2017	$181,493

The beginning balance as of December 31, 2015 is net of cumulative impairments of $229.3 million.

NOTE 4 – LONG-TERM DEBT

Long-term debt outstanding as of March 31, 2017 and December 31, 2016 consisted of the following:

(In thousands)	March 31, 2017	December 31, 2016

Clear Channel International B.V. Senior Notes	$225,000	$225,000
Other debt	6,641	6,674
Original issue discount	(1,740)	(1,838)
Long-term debt fees	(6,894)	(7,287)

Total debt	$223,007	$222,549
Less: current portion	567	558

Total long-term debt	$222,440	$221,991

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $243.5 million and $242.9 million at March 31, 2017 and December 31, 2016, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 5 – COMMITMENTS, CONTINGENCIES AND GUARANTEES

Legal Proceedings

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

International Outdoor Investigation

On April 21, 2015, inspections were conducted at the premises of Clear Channel in Denmark and Sweden as part of an investigation by Danish competition authorities. Additionally, on the same day, Clear Channel UK received a communication from the UK competition authorities, also in connection with the investigation by Danish competition authorities. Clear Channel and its affiliates are cooperating with the national competition authorities.

Guarantees

As of March 31, 2017, the Company had outstanding bank guarantees of $32.0 million, of which $14.5 million were backed by cash collateral. Additionally, as of March 31, 2017, Parent Company had outstanding commercial standby letters of credit of $28.6 million held on behalf of the Company and its subsidiaries.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has unsecured subordinated notes payable to and receivables from other wholly-owned subsidiaries of CCOH.

Related Party Subordinated Notes Payable

The Company is the borrower of subordinated notes, which are payable to other wholly-owned subsidiaries of CCOH. These notes are subordinated and unsecured and bear interest at 3.40% plus three-month EUR, GBP or USD LIBOR, with exception to one of the notes due to CCO International Holdings B.V. outstanding as of March 31, 2017, which bears interest at a fixed rate of 0.32%.

Related party subordinated notes payable at each of March 31, 2017 and December 31, 2016, respectively, and consisted of:

	March 31,	December 31,
(In thousands)	2017	2016
Notes due to Clear Channel C.V.	$349,627	$342,532
Notes due to CCO International Holdings B.V.	635,576	621,174

Total Related Party Notes Payable	$985,203	$963,706

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

During the three months ended March 31, 2017, the Company capitalized $7.9 million in interest payable, which had been accrued in relation to related party subordinated notes payable. During the three months ended March 31, 2016, the Company capitalized $44.3 million in interest payable, which had been accrued in relation to related party subordinated notes payable. Of the amount capitalized, $8.8 million related to interest accrued during the three months ended March 31, 2016.

Related Party Notes Receivable

The Company, as lender, had four outstanding notes receivable balances with four related parties, Clear Channel KNR Neth Antilles N.V., Clear Channel C.V., CCO International Holdings B.V. and Clear Channel Worldwide Holdings, Inc. at March 31, 2017. The balances are unsecured and repayable on demand. The Clear Channel C.V. and CCO International Holdings B.V. notes bear interest at fixed rates of 9.66% and 0.28%, respectively. The Clear Channel Worldwide Holdings, Inc. and Clear Channel KNR Neth Antilles N.V. notes bear interest at 3.65% plus three-month USD LIBOR and 0.88% plus three-month HKD LIBOR, respectively.

The balances outstanding at March 31, 2017 and December 31, 2016 on these Related Party Notes Receivable are as follows:

	March 31,	December 31,
(In thousands)	2017	2016
Note due from Clear Channel C.V.	$222,777	$222,777
Note due from CCO International Holdings B.V.	4,593	5,372
Note due from Clear Channel Worldwide Holdings, Inc.	5,000	5,000
Note due from Clear Channel KNR Neth Antilles N.V.	484	$—

Total Related Party Notes Receivable	$232,854	$233,149

Cash Management Arrangement

iHeartCommunications provides cash management services to the Company and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to the Company and iHeartCommunications and not on a pre-determined basis. Excess cash from our operations, which is distributed to iHeartCommunications, is applied against principal or accrued interest on the notes payable to subsidiaries of Parent Company, including Clear Channel C.V. See “Related Party Notes Payable” above.

Management Services

iHeartCommunications and CCOH provide management services to the Company, which include, among other things: (i) treasury and other financial related services; (ii) certain executive officer services; (iii) legal and related services; (iv) licensing of intellectual property, copyrights, trademarks and other intangible assets and (iv) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications and CCOH based on headcount, revenue or other factors on a pro rata basis. For the three months ended March 31, 2017 and 2016, the Company recorded $8.6 million and $4.8 million, respectively, for these services, which are included in Corporate expenses in the Statement of Comprehensive Loss. The increase is primarily due to a $4.3 million management service expense related to an agreement between CCOH and its indirect parent company, iHeartMedia, Inc., that CCOH will pay a license fee to iHeartMedia, Inc. in 2017 based on revenues by entities using the Clear Channel name. The agreement, entered into in February 2017, related to the potential purchase of the Clear Channel registered trademarks and domain names.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Stewardship Fee

As described in Note 1, the Company is a subsidiary of CCOH, a publicly traded company. As a result, the Company incurs certain costs related to quarterly and annual reporting in order for Parent Company to comply with the Securities and Exchange Commission (“SEC”) reporting requirements. In addition, the Company incurs costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to CCOH on a quarterly basis (“Stewardship Fees”) based on the time incurred by employees of the Company to perform the work. Stewardship fees charged to CCOH during the three months ended March 31, 2017 and 2016 were $4.3 million and $5.5 million, respectively. Such costs are included as a reduction in Corporate expenses in the Statement of Comprehensive Loss.

Tax Services Agreement

Pursuant to the tax services agreement CCOH entered into with iHeartCommunications, the operations of the Company are included in a consolidated federal income tax return filed by iHeartMedia. The Company’s provision for income taxes has been computed on the basis that the operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

NOTE 7 – INCOME TAXES

Significant components of the provision for income tax expense are as follows:

(In thousands)	Three Months Ended March 31,
	2017	2016
Current tax (benefit) expense	$(3,211)	$2,779
Deferred tax (benefit) expense	(59)	687

Income tax (benefit) expense	$(3,270)	$3,466

The effective tax rates for the three months ended March 31, 2017 and 2016 were 10.9% and (12.4)%, respectively. The effective rates were primarily impacted by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. In addition, the effective tax rates were impacted by the timing and mix of earnings in the jurisdictions in which the Company operates.

NOTE 8 – POSTRETIREMENT BENEFIT PLANS

Certain of the Company’s subsidiaries participate in defined benefit or defined contribution plans that cover substantially all regular employees. The Company deposits funds under various fiduciary-type arrangements or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the defined benefit plans reflect the different economic environments within the various countries.

Defined Benefit Pension Plan Financial Information

The table below presents the components of net periodic cost recognized in the consolidated statement of comprehensive loss:

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2017	2016
Service cost	$714	$854
Interest cost	911	1,107
Expected returns on plan assets	(1,529)	(1,698)
Amortization of actuarial gains	266	430
Amortization of prior service costs	(44)	(46)

Total net periodic pension expense	$318	$647

Plan Contributions

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate. The Company contributed $0.2 million and $0.5 million to defined benefit pension plans during the three months ended March 31, 2017 and 2016, respectively.

Defined Contribution Retirement Plans

The Company’s employees participate in retirement plans administered as a service by third-party administrators. Contributions to these plans totaled $3.5 million and $3.9 million for the three months ended March 31, 2017 and 2016, respectively.

NOTE 9 – OTHER INFORMATION

The following table discloses the components of “Other assets” at:

	March 31,	December 31,
(In thousands)	2017	2016
Prepaid expenses	$8,426	$7,021
Deposits	4,687	4,544
Investments	6,725	7,122
Deferred income taxes	64,210	63,401
Other	26,376	27,260

Total other assets	$110,424	$109,348

The following table discloses the components of “Accrued expenses” at:

	March 31,	December 31,
(In thousands)	2017	2016
Accrued employee compensation and benefits	$75,767	$74,824
Accrued rent	94,600	98,001
Accrued taxes	17,073	28,159
Accrued other	79,552	70,925

Total accrued expenses	$266,992	$271,909

The following table discloses the components of “Other long-term liabilities” at:

	March 31,	December 31,
(In thousands)	2017	2016
Unrecognized tax benefits	$14,958	$13,749
Asset retirement obligation	21,472	21,184
Postretirement benefit obligation (Note 8)	55,724	53,828
Other	26,732	29,020

Total other long-term liabilities	$118,886	$117,781

NOTE 10 – SUBSEQUENT EVENTS

In connection with the preparation of the financial statements and in accordance with Accounting Standards Codification 855-10, Subsequent Events – Overall, management has evaluated and reviewed the affairs of the Company for subsequent events that would impact the financial statements for the three months ended March 31, 2017 through May 4, 2017, the date the financial statements were available to be issued.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the consolidated financial statements and related notes included elsewhere in this document. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on a consolidated basis. In this MD&A, references to (i) “we,” “us” or “our” are to Clear Channel International B.V. together with its consolidated subsidiaries, (ii) “Issuer” are to Clear Channel International B.V. without any of its subsidiaries, (iii) “Parent Company” are to Clear Channel Outdoor Holdings, Inc., our indirect parent company and (iv) “iHeartCommunications” are to iHeartCommunications, Inc., the indirect parent of Parent Company. We provide outdoor advertising services in geographic regions using various digital and traditional display types. Certain prior period amounts have been reclassified to conform to the 2017 presentation.

Management typically monitors our businesses by reviewing the average rates, average revenue per display, occupancy and inventory levels of each of our display types by market. Our advertising revenue is derived from selling advertising space on the displays we own or operate in key markets, consisting primarily of billboards, street furniture and transit displays. Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets.

Advertising revenue is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP within each market. Our results are also impacted by fluctuations in foreign currency exchange rates as well as economic conditions in the markets in which we have operations.

Relationship with iHeartCommunications

There are several agreements which govern our relationship with Parent Company and Parent Company’s relationship with iHeartCommunications including a Master Agreement, Corporate Services Agreement, Intellectual Property Licensing Agreements, Employee Matters Agreement and Tax Matters Agreement, which relate to corporate, employee, tax and other services provided by iHeartCommunications. iHeartCommunications has the right to terminate these agreements in various circumstances. As of May 4, 2017, no notice of termination of any of these agreements has been received from iHeartCommunications.

Under the Corporate Services and Intellectual Property Licensing Agreements, iHeartCommunications provides management services to Parent Company and its subsidiaries, including us and licenses intellectual property, copyrights, trademarks and other intangible assets to us. The costs of these services and licenses are allocated to us based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the three months ended March 31, 2017 and 2016, we recorded approximately $8.6 million and $4.8 million, respectively, for these services, which are reflected as a component of corporate expenses. The increase is primarily due to an agreement entered into in February 2017 in which CCOH and its indirect parent company, iHeartMedia, Inc., entered into an agreement related to the potential purchase of the Clear Channel registered trademarks and domain names. The agreement provide that CCOH will pay a license fee to iHeartMedia, Inc. in 2017 based on revenues by entities using the Clear Channel name. For the three months ended March 31, 2017, we recognized $4.3 million in relation to this license.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Other Related Party Agreements

We are a subsidiary of Parent Company, a publicly traded company. As a result, we incur certain costs related to quarterly and annual reporting in order for Parent Company to comply with SEC reporting requirements. In addition, we incur costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to Parent Company on a quarterly basis based on the time incurred by our employees to perform the work. The fees that were charged to Parent Company in relation to these services during the three months ended March 31, 2017 and 2016 were $4.3 million and $5.5 million, respectively. Such costs are included as a reduction in corporate expenses.

Consolidated Results of Operations

The comparison of our results of operations for the three months ended March 31, 2017 and 2016 is as follows:

(U.S. dollars in thousands)	Three Months Ended March 31,		% Change
	2017	2016
Revenue	$223,937	$259,401	(13.7)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	165,386	179,519	(7.9)%
Selling, general and administrative expenses (excludes depreciation and amortization)	50,970	61,689	(17.4)%
Corporate expenses (excludes depreciation and amortization)	11,582	9,059	27.9%
Depreciation and amortization	17,173	23,929	(28.2)%
Other operating income, net	479	228

Operating loss	(20,695)	(14,567)	42.1%
Interest expense, net	7,575	9,638
Equity in loss of nonconsolidated affiliates	(875)	(777)
Other expense, net	(728)	(2,952)

Loss before income taxes	(29,873)	(27,934)
Income tax expense (benefit)	(3,270)	3,466

Consolidated net loss	(26,603)	(31,400)
Less amount attributable to noncontrolling interest	44	1,417

Net loss attributable to the Company	$(26,647)	$(32,817)

Consolidated Revenue

For the three months ended March 31, 2017, revenue decreased $35.5 million compared to the same period of 2016. Excluding the $14.2 million impact from movements in foreign exchange rates, revenues decreased $21.3 million compared to the same period of 2016. The decrease in revenue is due to a $35.4 million decrease in revenue resulting from the sale of our businesses in Turkey and Australia in 2016. This was partially offset by growth across several markets including Spain, the United Kingdom and Switzerland, primarily from new contracts and digital expansion.

Consolidated Direct Operating Expenses

For the three months ended March 31, 2017, direct operating expenses decreased $14.1 million compared to the same period of 2016. Excluding the $10.0 million impact from movements in foreign exchange rates, direct operating expenses decreased $4.1 million compared to the same period of 2016. The decrease was driven by a $22.5 million decrease in direct operating expenses resulting from the 2016 sales of our businesses in Australia and Turkey, partially offset by higher site lease and production expenses in countries experiencing revenue growth.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Consolidated Selling, General and Administrative (“SG&A”) Expenses

For the three months ended March 31, 2017, SG&A expenses decreased $10.7 million compared to the same period of 2016. Excluding the $3.1 million impact from movements in foreign exchange rates, SG&A expenses decreased $7.6 million compared to the same period of 2016. The decrease in SG&A expenses was primarily due to a $6.7 million decrease resulting from the sale of our businesses in Turkey and Australia.

Corporate Expenses

For the three months ended March 31, 2017, corporate expenses increased $2.5 million compared to the same period of 2016. Excluding the $1.1 million impact from movements in foreign exchange rates, corporate expenses increased $3.6 million compared to the same period of 2016. The increase in corporate expenses was primarily due to the $4.3 million new license fee for the Clear Channel registered trademarks and domain names.

Strategic Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses incurred in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of consolidation of locations and positions, severance related to workforce initiatives, consulting expenses and other costs incurred in connection with improving our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.

Strategic revenue and efficiency costs were $3.2 million and $1.0 million during the three months ended March 31, 2017 and 2016, respectively. Of these costs, $0.4 million are reported within direct operating expenses, $2.5 million are reported within SG&A and $0.3 million are reported within corporate expense for the three months ended March 31, 2017 compared to $0.4 million within direct operating expenses, $0.5 million within SG&A and $0.1 million within corporate expense for the three months ended March 31, 2016.

Depreciation and Amortization

Depreciation and amortization decreased $6.8 million during the three months ended March 31, 2017 compared to the same period of 2016 primarily due to assets becoming fully depreciated or fully amortized and the disposal of assets related to the sale of our businesses in Australia and Turkey in 2016.

Other Operating Income, Net

Other operating income, net was $0.5 million for the three months ended March 31, 2017 primarily related to the net gains recognized from the disposal of operating and fixed assets.

Other operating income, net of $0.2 million for the three months ended March 31, 2016 primarily related to the net gains recognized from the disposal of operating and fixed assets.

Interest Expense, Net

Interest expense, net decreased $2.1 million during the three months ended March 31, 2017 compared to the same period of 2016. The decrease in interest expense primarily related to lower average outstanding balances and weighted average interest rates, as well as the impact of changes in foreign currency rates.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Equity in Loss of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $0.9 million and $0.8 million for the three months ended March 31, 2017 and 2016, respectively, included the loss from our equity investments.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for the three months ended March 31, 2017 and 2016 were 10.9% and (12.4)%, respectively. The effective rates were primarily impacted by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. In addition, the effective tax rates were impacted by the timing and mix of earnings in the jurisdictions in which the Company operates.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights our cash flow activities during the three months ended March 31, 2017 and 2016:

(U.S. dollars in thousands)	Three Months Ended March 31,
	2017	2016
Cash provided by (used for):
Operating activities	$(1,502)	$17,007
Investing activities	(19,375)	(17,674)
Financing activities	(1,268)	(3,233)

Operating Activities

Cash used for operating activities was $1.5 million during the three months ended March 31, 2017 compared to cash provided by operating activities of $17.0 million during the three months ended March 31, 2016. The decrease in cash provided by operating activities is primarily attributed to the sale of our business in Australia during the fourth quarter of 2016 and changes in working capital balances, particularly accounts receivable, which was driven primarily by the timing of payments.

Investing Activities

Cash used for investing activities of $19.4 million and $17.7 million during the three months ended March 31, 2017 and 2016, respectively, primarily reflected capital expenditures of $20.2 million and $19.1 million, respectively, related to new advertising structures such as billboards and street furniture and renewals of existing contracts.

Financing Activities

Cash used for financing activities of $1.3 million during the three months ended March 31, 2017 primarily reflects net transfers to related parties of $3.0 million and payments on long-term debt of $0.1 million, offset by net proceeds from related party notes receivable of $1.9 million.

Cash used for financing activities of $3.2 million during the three months ended March 31, 2016 primarily reflected the net transfers to related parties of $2.1 million.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Anticipated Cash Requirements

Our primary sources of liquidity are cash on hand and cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand and cash flows from operations will enable us to meet our working capital, capital expenditure and other funding requirements. We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue to generate cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. Our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. At March 31, 2017, we had $43.6 million of cash on our balance sheet, a portion of which is held by non-wholly owned subsidiaries or is otherwise subject to certain restrictions and not readily accessible to us. Our policy is to permanently reinvest the earnings of our subsidiaries as these earnings generally remain in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries were needed to fund operations in the United States, Parent Company has the ability to cause us to make distributions and repatriate available funds.

Our ability to fund our working capital, capital expenditures and other obligations depends on our future operating performance and cash from operations. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.

We were in compliance with the covenants contained in our financing agreements as of March 31, 2017.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Cash Management Arrangement

iHeartCommunications provides cash management services to us and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and to maintain the continued functioning of such subsidiaries’ businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to us and iHeartCommunications, and not on a predetermined basis. Excess cash from our operations which is distributed to iHeartCommunications is applied against principal or accrued interest on the subordinated notes payable to subsidiaries of Parent Company, including Clear Channel C.V.

Senior Notes

As of March 31, 2017, we had $225.0 million aggregate principal amount outstanding of 8.75% Senior Notes due 2020.

The Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The Senior Notes are guaranteed by certain of our existing and future subsidiaries. The Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all of our unsubordinated indebtedness, and the guarantees of the Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the Senior Notes.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

We may redeem the Senior Notes at our option, in whole or in part, at any time prior to December 15, 2017, at a price equal to 100% of the principal amount of the notes redeemed, plus a make-whole premium, plus accrued and unpaid interest to the redemption date. We may redeem the Senior Notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before December 15, 2017, we may elect to redeem up to 40% of the aggregate principal amount of the Senior Notes at a redemption price equal to 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Senior Notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets.

Related Party Subordinated Notes Payable

As of March 31, 2017 and December 31, 2016, we had related party subordinated notes payable balances outstanding of $1.0 billion and $1.0 billion, respectively. The unsecured subordinated notes payable are owed to other wholly-owned subsidiaries of Parent Company and bear interest at a rate of 0.3%—3.4% plus three-month EUR, GBP or USD LIBOR.

Subsidiary Credit Facilities

Certain of our subsidiaries are the primary borrowers under various credit and overdraft facilities with European banks. These facilities are denominated primarily in Euros. As of March 31, 2017, there were no amounts outstanding under these facilities and there was approximately $5.4 million available for borrowings.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

SEASONALITY

Typically, we experience our lowest financial performance in the first quarter of the calendar year, resulting in a loss from operations in that period. We typically experience our strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future. Due to this seasonality and certain other factors, the results for the interim periods may not be indicative of results for the full year.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and inflation.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

On June 23, 2016, the United Kingdom (the “U.K.”) held a referendum in which voters approved an exit from the European Union (the “E.U.”), commonly referred to as “Brexit”. We are currently headquartered in the U.K. and we transact business in many key European markets. The announcement of Brexit caused the British pound currency rate to weaken against the U.S. dollar. Further, Brexit may create global economic uncertainty, which may cause our customers to closely monitor their costs and reduce the amount they spend on advertising. Any of these effects of Brexit, among others, could adversely affect our business, financial condition, operating results and cash flows.

Foreign Currency Exchange Rate Risk

We have operations in several countries in Europe and in Singapore. Operations in these countries are measured in their local currencies, and our consolidated financial statements are presented in U.S. dollars. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss for the three months ended March 31, 2017 by $2.8 million. We estimate a 10% decrease in the value of the U.S. dollar relative to foreign currencies during the three months ended March 31, 2017 would have increased our net loss for the three months ended March 31, 2017 by a corresponding amount.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

SELECTED ISSUER, GUARANTOR AND NON-GUARANTOR FINANCIAL DATA

Certain of our subsidiaries organized under the laws of Belgium, England and Wales, the Netherlands, Sweden and Switzerland guarantee the Senior Notes. Certain of our subsidiaries organized under the other jurisdictions where we conduct operations do not guarantee the notes. The following tables set forth unaudited selected separate historical financial data for us, the guarantors and non-guarantor subsidiaries for the three months ended March 31, 2017 and 2016 and at March 31, 2017 and December 31, 2016. The selected historical financial data for the three months ended March 31, 2017 and 2016 and at March 31, 2017 and December 31, 2016 are derived from our unaudited consolidated financial statements and related notes included herein. Historical results are not necessarily indicative of the results to be expected for future periods.

We are not subject to the reporting requirements of the SEC. The financial information included herein is not intended to comply with the requirements of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. Specifically, we have not included any separate financial statements for the guarantors or a footnote to our consolidated financial statements showing financial information for the guarantors and the non-guarantor subsidiaries as would be required if we had registered the Senior Notes with the SEC. The information set forth below will be the only information presenting separate financial data for us, the guarantors and the non-guarantors that you will receive.

You should read the information presented below in conjunction with our historical consolidated financial statements and related notes herein, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

(In millions)	Three Months Ended March 31, 2017
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non-Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$99.8	$118.8	$5.3	$—	$223.9
Direct operating, SG&A and Corporate expenses	(0.1)	95.1	129.1	3.8	—	227.9
Depreciation and amortization	—	6.4	10.4	0.4	—	17.2
Other operating (expense) income	—	(0.4)	0.9	—	—	0.5

Operating income (loss)	$0.1	$(2.1)	$(19.8)	$1.1	$—	$(20.7)

Other Financial Data:
Capital expenditures	$—	$10.5	$9.6	$0.1	$—	$20.2

Balance Sheet Data (at end of period):
Cash and cash equivalents	$1.0	$35.5	$5.4	$1.7	$—	$43.6
Current assets	1.0	159.6	221.4	8.0	—	390.0
Property, plant and equipment, net	—	116.2	152.6	4.8	—	273.6
Intercompany assets	11.4	329.8	137.3	38.5	(517.0)	—
Total assets	235.2	747.9	688.0	54.9	(517.0)	1,209.0
Current liabilities	5.5	153.6	223.3	5.9	—	388.3
Long-term debt, less current maturities	216.4	5.7	0.3	—	—	222.4
Related party subordinated notes payable	484.0	501.2	—	—	—	985.2

(1)	Includes subsidiaries organized under the laws of Singapore and certain other immaterial or dormant subsidiaries.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

(In millions)	Three Months Ended March 31, 2016
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non-Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$100.9	$123.6	$34.9	$—	$259.4
Operating expenses	0.1	93.6	127.6	29.0	—	250.3
Depreciation and amortization	—	8.2	12.4	3.3	—	23.9
Other operating (expense) income	—	(0.1)	0.3	—	—	0.2

Operating income (loss)	$(0.1)	$(1.0)	$(16.1)	$2.6	$—	$(14.6)

Other Financial Data:
Capital expenditures	$—	$8.2	$4.8	$6.1	$—	$19.1

Balance Sheet Data (at December 31, 2016):
Cash and cash equivalents	$—	$56.7	$6.1	$1.6	$—	$64.4
Current assets	—	173.0	211.3	9.5	—	393.8
Property, plant and equipment, net	—	110.2	150.6	4.9	—	265.7
Intercompany assets	(439.1)	324.3	137.5	34.2	(56.9)	—
Total assets	(216.3)	749.9	674.4	52.1	(56.9)	1,203.2
Current liabilities	0.7	147.0	216.7	5.4	—	369.8
Long-term debt, net of current maturities	215.9	5.7	0.4	—	—	222.0
Related party subordinated notes payable	—	963.7	—	—	—	963.7

(1)	Includes subsidiaries organized under the laws of Australia, New Zealand and Singapore and certain other immaterial or dormant subsidiaries. In October of 2016, we sold our subsidiaries in Australia and New Zealand.

FORWARD LOOKING STATEMENTS

This document includes “forward-looking statements.” Forward-looking statements include statements concerning future events or our future financial performance that is not historical information. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements attributable to us apply only as of the date hereof. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Uncertainties and other factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	risks associated with weak or uncertain global economic conditions and their impact on the capital markets, including any impact as a result of Brexit;

•	industry conditions, including competition;

•	legislative or regulatory requirements;

•	restrictions on outdoor advertising of certain products;

•	our dependence on Clear Channel Outdoor Holdings, Inc.’s management team and key individuals;

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

•	regulations and consumer concerns regarding privacy and data protection;

•	the possibility of a breach of our security measures;

•	environmental, health, safety and land use legislation and regulations;

•	risks of doing business in multiple jurisdictions;

•	fluctuations in exchange rates and currency values;

•	our ability to obtain or retain key concessions and contracts;

•	risks associated with many factors, including technological, general economic and political conditions in the countries in which we currently do business;

•	the risk that we may not be able to integrate the operations of acquired businesses successfully;

•	the restrictions imposed by the financing agreements of iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc.; and

•	the restrictions imposed by other operating agreements between iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.